Exhibit 10.21

SUNEVA MEDICAL, INC.

EMPLOYMENT AGREEMENT

THE EMPLOYMENT AGREEMENT (the “Agreement”) is made as of January ___, 2019 (the “Effective Date”), between Suneva Medical, Inc., a Delaware corporation (the “Company”), and Pamela Misajon (the “Employee”). The Company and Employee are sometimes hereinafter referred to individually as a “Party” and together as “Parties.”

WHEREAS, Employee has been serving as Chief Compliance Officer & Vice President, Regulatory and Quality Affairs on an “at will” basis since February 15, 2017 the Company now desires to retain Employee to serve as the Chief Compliance Officer & Vice President, Regulatory and Quality Affairs of the Company on the terms set forth herein;

WHEREAS, Employee acknowledges that in connection with his employment, Employee will have access to valuable Confidential Information (as defined below) including, but not limited to, methods of doing business, business plans and trade secrets;

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Employment; Term. Employee’s first day of employment with the Company under the Agreement (the “Start Date”) will be February 1, 2019. The Company will employ Employee, and Employee hereby accepts employment with the Company, upon the terms and conditions set forth in the Agreement until terminated in accordance with Section 5 (the “Employment Period”).

2. Position and Duties

    (a) During the Employment Period, Employee will serve as the Chief Compliance Officer & Vice President, Regulatory and Quality Affairs of the Company and will have the normal duties, responsibilities and authority of the office, subject to the power of the Chief Executive Officer and/or board of directors of the Company (the “Board”) to expand or limit such duties, responsibilities and authority.

    (b) During the Employment Period, Employee will report to the Chief Executive Officer or assigned by Chief Executive Officer and will devote his best efforts and full business time and attention to the business and affairs of the Company and any Subsidiaries and to the performance of such duties as may be assigned from time to time by the Company. Employee will act in the best interest of the Company and, except as may be specifically permitted by the Board in writing, will not engage in any other business activity. Employee will perform his duties, responsibilities and functions on behalf of the Company hereunder to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

    (c) Employee will be officed primarily in San Diego but will be required to travel frequently connection with Company business.

3. Compensation.

    (a) Employee’s base salary will be Two Hundred Thirty-Six Thousand Nine Hundred dollars ($236,900) on an annualized basis (which salary may be adjusted by the Company from time to time, the “Base Salary”). Employee’s Base Salary will be paid by the Company in regular installments in accordance with the Company’s general payroll practices.

    (b) In addition to the Base Salary, for each complete calendar year during the Employment Period so long as Employee is employed on the date such bonus is paid, Employee will be eligible to receive a discretionary bonus (“Bonus”) of up to 40% of Base Salary based on several performance-related targets to be determined by the Chief Executive Officer and/or Board under the Company’s performance based incentive bonus plan. Whether to award any Bonus amount and the amount of such Bonus will be determined by the Company’s Board of Directors and/or the CEO in the exercise of their reasonable discretion with reference to the applicable incentive bonus plan.

    (c) Employee has been previously granted stock options under the Company’s stock option plan (the “Option Plan”) subject to the terms and conditions therein and Board approval procedures under the Option Plan as follows: time-based stock options for 300,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) (the “Time-based Options”). The Time-based Options shall vest in accordance with the applicable stock option plan (the “Plan”), the applicable stock option agreement(s) and the applicable option grant(s), in each case subject to Employee’s continued service with the Company, provided that if Employee’s employment with the Company is terminated either by the Company without Cause (defined below) or by Employee for Good Reason (defined below) at any time on or after the date that is thirty (30) days prior to or within twelve (12) months following an Equity Event (defined below), then the vesting applicable to any equity grants then held by Employee shall be accelerated in full immediately prior to the closing of the Equity Event. The per share exercise price of the stock options granted to Employee will be equal to fair market value of the Company’s common stock on the Grant Date as determined in good faith by the Board.

    (d) Employee may be entitled to receive subsequent stock option grants with terms commensurate with Employee’s position as Chief Compliance Officer & Vice President, Regulatory and Quality Affairs in the aesthetics industry to the extent approved by the Board in its sole discretion.

    (e) All amounts payable to Employee hereunder will be subject to all required withholding by the Company.

4. Benefits. In addition to the Base Salary and other compensation provided for in Section 3 above, Employee will be entitled to the following benefits during the Employment Period:

    (a) Employee will be entitled to participate in the Company’s health and welfare benefit programs for which other executive employees of the Company are generally eligible, subject to any eligibility requirements of such plans and programs. Employee will not accrue paid vacation or paid time off. Employee will be eligible for paid sick leave to the extent required by applicable law.

    (b) The Company will reimburse Employee for all reasonable expenses incurred in the course of performing his duties and responsibilities under the Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to timely reporting and documentation of such expenses. Any reimbursement payments that are taxable income to Employee will be paid to Employee promptly after submission, but in no event later than the December 31st of the calendar year following the year in which the expenses were incurred.

5. Termination

    (a) Employee’s employment with the Company and the Employment Period will end on the earlier of (i) Employee’s death or Disability (defined below), (ii) Employee’s resignation or (iii) termination by the Company at any time with or without Cause. Except as otherwise provided herein, any termination of the Employment Period by the Company or by Employee will be effective as specified in a written notice from the terminating Party to the other Party.

    (b) If the Employment Period is terminated (i) pursuant to Section 5(a)(i) above or (ii) by the Company with Cause, or if Employee resigns (other than for Good Reason), then Employee will only be entitled to receive his Base Salary through the date of such termination and will not thereafter be entitled to any other salary, bonus, severance, compensation or benefits from the Company or any of its Subsidiaries or affiliates or their benefit plans, other than vested retirement benefits or insurance continuation rights expressly required under applicable law (such as the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). In the event of a termination under the Section 5(b), Employee’s unvested stock options shall be forfeited and immediately cease to be exercisable effective as of the date of such termination. Vested stock options shall remain exercisable by Employee until the earlier of (x) the three (3) month anniversary of such termination and (y) any expiration date of such options, as more fully provided for in the Option Plan.

    (c) If (i)  Employee’s employment with the Company is terminated either by the Company without Cause or by Employee with Good Reason and (ii) Employee executes and delivers a general release (the “Release”) in favor of the Company and its affiliates in form and substance satisfactory to the Company and such Release is not revoked or rescinded so that it becomes effective in accordance with its terms no later than sixty (60) days following the date of Employee’s termination, and so long as Employee continues to comply with the terms of the Agreement and the Release, Employee will be entitled to receive continuation of her Base Salary and group health plan benefits to the extent authorized by and consistent with COBRA subject to payment of premiums by the Company, for a period equal to six (6) months after the date of termination (the “Severance Period”) (provided that any amounts otherwise payable prior to the effective date of the Release shall instead accrue and be paid during the first payroll period that follows the Release effective date, with the remainder of the payments made as originally scheduled). Notwithstanding the foregoing, the Company’s obligations to pay Employee’s COBRA premiums shall cease during the Severance Period to the extent that Employee becomes eligible to participate in another entity’s health and disability insurance programs. Employee agrees to promptly advise the Company of the amount and source of any compensation received or earned by him for services rendered and/or any eligibility to participate in another entity’s health and disability insurance plan during the Severance Period. Additionally, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits to Employee without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Employee a taxable cash amount, which payment shall be made regardless of whether the Employee or his qualifying family members elect COBRA continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly or bi-weekly installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company otherwise would have paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the Severance Period.

    (d) The severance payments payable to Employee pursuant to Section 5(c) will be paid at the time and in the manner set forth in Section 3 hereof. Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until Employee has a “separation from service” for purposes of Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and Employee is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Employee’s separation from service, or (ii) Employee’s death. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Employee separates from service, Release will not be deemed effective any earlier than the sixtieth (60th) day following the Employee’s separation from service. None of the severance benefits will be paid or otherwise delivered prior to the effective date (or deemed effective date) of the Release. Except to the minimum extent that payments must be delayed because Employee is a “specified employee” or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices. The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

    (e) Except as otherwise expressly provided herein, all of Employee’s rights to salary, bonuses, fringe benefits, severance and other compensation hereunder or under any policy or program or benefit plans of the Company or any of its Subsidiaries which might otherwise accrue or become payable on or after the termination of the Employment Period will cease upon such termination other than vested retirement benefits or insurance continuation rights expressly required under applicable law (such as COBRA).

   (f) For purposes of the Agreement, the following terms shall have the following definitions:

    (i) “Cause” will mean (A) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, dishonesty, unethical business conduct, disloyalty, fraud or breach of fiduciary duty, (B) reporting to work under the influence of alcohol, (C) the use of illegal drugs (whether or not at the workplace) or other conduct, even if not in conjunction with his duties hereunder, which could reasonably be expected to, or which does, cause the Company public disgrace or disrepute or economic harm, (D) failure to perform duties as lawfully directed by the Chief Executive Officer, the Board or any other officer or representative of the Company to whom Employee reports, (E) gross negligence or willful misconduct with respect to the Company or any of its affiliates or in the performance of Employee’s duties hereunder, (F) obtaining any personal profit not thoroughly disclosed to and approved by the Board in connection with any transaction entered into by, or on behalf of, or in relation to, the Company, (G) violating any of the terms of the Company’s established rules or policies which, if curable, is not cured to the Board’s reasonable satisfaction within fifteen (15) days after written notice thereof to Employee, (H) the unwillingness to meet the performance objectives outlined by the Board, or (I) any other material breach of the Agreement or any other agreement between Employee and the Company which, if curable, is not cured to the Board’s reasonable satisfaction within fifteen (30) days after written notice thereof to Employee.

    (ii) “Disability” shall mean Employee has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when Employee becomes disabled, the term “Disability” shall mean the inability of Employee to perform Employee’s duties under the Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated Employee from satisfactorily performing all of Employee’s usual services for the Company, with or without reasonable accommodation, for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Disability for purposes of the Agreement.

    (ii) “Equity Event” will mean either: (A) a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company, except for transactions which the Board determines in good faith are primarily financing transactions, (B) a merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation, excluding in any case transactions which the Board determines in good faith are primarily financing transactions, or (C) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any of its Subsidiaries of all or substantially all the assets of the Company and its Subsidiaries taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

    (iii) “Good Reason” will mean the occurrence of any of the following without Employee’s consent: (A) Employee is involuntarily assigned a position materially inconsistent with Employee’s position, (B) a relocation of Employee’s principal place of employment by more than 100 miles, or (C) the Company commits any material breach of the Agreement, provided that any such occurrence (x) shall only constitute “Good Reason” during the thirty (30) day period following the date such event occurs (after which it shall be deemed waived by Employee if prior thereto Employee has not exercised his right to resign for “Good Reason”) and (y) shall only constitute “Good Reason” if Employee gives written notice to the Company of his intent to terminate the Agreement and the Company fails to remedy the same within thirty (30) days after such.

6. Section 280G

    (a) If any payment or benefit Employee would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for the sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

    (b) In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, Employee agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, Employee will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

    (c) Unless Employee and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change in control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

    (d) The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Employee and the Company within fifteen (15) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by Employee or the Company) or such other time as requested by Employee or the Company.

7. Confidential Information

    (a) Employee recognizes and acknowledges that the continued success of the Company and its Subsidiaries depends upon the use and protection of a large body of confidential and proprietary information and that Employee will have access to certain Confidential Information of the Company, its affiliates and Persons with which the Company and its affiliates do business, and that such Confidential Information constitutes valuable, special and unique property of the Company, its affiliates and such other Persons. “Confidential Information” includes all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s or its affiliates’ (including their predecessors) current or potential business and (ii) not generally or publicly known. Confidential Information includes, without limitation, any and all oral, written, graphic, electronic or machine readable information, observations and data obtained by Employee while employed by the Company (or any of its predecessors) concerning the business or affairs of the Company or any of its affiliates, including information concerning acquisition opportunities in or reasonably related to the Company’s or its affiliates’ business or industry, the identities of the current, former or prospective employees, officers, directors, advisers, attorneys, representatives, stockholders, suppliers and customers of the Company, development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans and strategies, financial and business plans, financial data, pricing information, employee and consultant lists and telephone numbers, locations of sales representatives and distributors, new and existing customer or supplier programs and services, customer terms, customer service and integration processes, requirements and costs of providing service, support and equipment, technology, trade secrets, know-how, research, product plans, products, developments, inventions, processes, designs, drawings, engineering, formulae, markets and potential markets, regulatory and quality assurance information, medical reports, clinical data and analysis, biological materials, chemical formulas and agreements with third parties. Employee agrees that he will use the Confidential Information only as necessary and only in connection with the performance of his duties hereunder. Employee agrees that they will not disclose to any unauthorized Person or use for any other purposes (except as described in the immediately preceding sentence) any Confidential Information without the prior written consent of the Board, unless and to the extent that (a) the Confidential Information becomes generally known to and available for use by the public other than as a result of Employee’s acts or omissions or (b) Employee is ordered by a court of competent jurisdiction to disclose Confidential Information, provided that Employee must (i) provide prompt written notice to the Company of any relevant process or pleadings that could lead to such an order and (ii) cooperate with the Company to contest, object to or limit such a request and, in any case, when revealing, such Confidential Information to such court order.

    (b) Employee understands that the Company and its affiliates may receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company and its affiliates to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the foregoing provisions of the Section 7, Employee will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of the Company or its affiliates who need to, and are authorized to, know such information in connection with their work for the Company or its Subsidiaries and affiliates) or use Third Party Information unless expressly authorized by the Board.

    (c) During the Employment Period, Employee will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person, and will not bring onto the premises of the Company or any of its Subsidiaries or affiliates any documents or any property belonging to any former employer or any other Person unless consented to in writing by the Board.

8. Return of Corporate Property. Employee acknowledges and agrees that all notes, records, reports, sketches, plans, unpublished memoranda or other documents, whether in paper, electronic or other form (and all copies thereof), held by Employee concerning any information relating to the business of the Company, whether confidential or not, are the property of the Company. Employee will deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all property of the Company or its affiliates, including, without limitation, all equipment, files, property, memoranda, notes, plans, records, reports, computer tapes, printouts and software, Confidential Information and other documents and data (and all electronic, paper or other copies thereof) in the possession or control of Employee. Employee will take any and all actions reasonably deemed necessary or appropriate by the Company from time to time in its sole discretion to ensure the continued confidentiality and protection of the Confidential Information. Employee will notify the Company promptly and in writing of any circumstances of which Employee has knowledge relating to any disclosure to or possession or use of any Confidential Information other than as specifically authorized herein.

9. Non-Solicitation

    (a) So long as Employee is employed by the Company and for one year thereafter (the “Nonsolicit Period”), Employee will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the company to terminate his or his relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

    (b) Employee acknowledges and agrees that the restrictions contained in the Section 9 with respect to time and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the trade secrets and other legitimate business interests of the Company and that Employee has had the opportunity to review the provisions of the Agreement with Employee’s legal counsel. In particular, Employee agrees and acknowledges that the Company expends significant time and effort developing and protecting the confidentiality of their methods of doing business, technology, customer lists, long term customer relationships and trade secrets and such methods, technology, customer lists, customer relationships and trade secrets have significant value. However, if, at the time of enforcement of the Section 9, a court holds that the duration or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the trade secrets and other business interests of the Company, the Parties agree that the maximum duration or scope under such circumstances will be substituted for the stated duration or scope and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration and scope permitted by law, in all cases giving effect to the intent of the Parties that the restrictions contained herein be given effect to the broadest extent possible. The existence of any claim or cause of action by Employee against the Company or any of its affiliates, whether predicated on the Agreement or otherwise, will not constitute a defense to the enforcement by the Company of the provisions of Sections 7, 8 or the Section 9, which Sections will be enforceable notwithstanding the existence of any breach by the Company. Notwithstanding the foregoing, Employee will not be prohibited from pursuing such claims or causes of action against the Company. Employee consents to the Company notifying any future employer of Employee of Employee’s obligations under Sections 7, 8 and the Section 9 of the Agreement.

    (c) In the event of the breach or a threatened breach by Employee of any of the provisions of Sections 7, 8 or the Section 9, the Company, in addition and supplementary to any other rights and remedies existing in their favor, will be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Employee of the Section 9, the Nonsolicit Period will be tolled until such breach or violation has been duly cured.

  (d) If the Company (i) brings any action or proceeding to enforce any provision of the Agreement or to obtain damages as a result of a breach of the Agreement or to enjoin any breach of the Agreement and (ii) prevails in such action or proceeding, then Employee will, in addition to any other rights and remedies available to the Company, reimburse the Company for any and all reasonable costs and expenses (including attorneys’ fees) incurred by the Company in connection with such action or proceeding.

10. Employee’s Representations. Employee hereby represents and warrants to the Company that (i) he has entered into the Agreement of his own free will for no consideration other than as referred to herein, (ii) the execution, delivery and performance of the Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound and (iii) upon the execution and delivery of the Agreement by the Company, the Agreement will be the valid and binding obligation of Employee, enforceable in accordance with its terms. Employee hereby acknowledges and represents that Employee has had the opportunity to consult with independent legal counsel regarding Employee’s rights and obligations under the Agreement and that Employee fully understands the terms and conditions contained herein.

11. Other Definitions

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory entities, department, agency or authority.

12. Survival. Sections 5 through 25 will survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period or the Agreement.

13. Notices. Any notice provided for in the Agreement will be in writing and will be either personally delivered, sent by reputable overnight courier service, sent by facsimile (with hard copy to follow by regular mail) or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Employee:

Pamela Misajon

[__]

[__]

Email: pmisajon@sunevamedical.com

Notices to the Company:

Suneva Medical, Inc.
5870 Pacific Center Blvd.
San Diego, CA 92121
Attn: Chief Executive Officer
Email:   [___]

    or such other address or to the attention of such other Person as the recipient Party will have specified by prior written notice to the sending Party. Any notice under the Agreement will be deemed to have been given when so delivered, sent or mailed.

14. Severability. Whenever possible, each provision of the Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any action in any other jurisdiction, but the Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15. Complete Agreement. The Agreement, along with any proprietary or confidential information and inventions assignment agreement required by the Company, embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way. Upon the Effective Date, Employee hereby releases the Company and all of its subsidiaries and waives any claims or rights Employee may have under any prior or existing agreement or understanding with the Company or any of its subsidiaries, affiliates or predecessors, including, but not limited to, any claim for severance, any bonus or other benefits.

16. Counterparts. The Agreement may be executed in separate counterparts (including by facsimile signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

17. No Strict Construction. The Parties hereto jointly participated in the negotiation and drafting of the Agreement. The language used in the Agreement will be deemed to be the language chosen by the Parties hereto to express their collective mutual intent, the Agreement will be construed as if drafted jointly by the Parties hereto, and no rule of strict construction will be applied against any Person.

18. Successors and Assigns. The Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns. Employee may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company. The Company may assign its rights and obligations hereunder (including without limitation its rights under Section 9), without the consent of, or notice to, Employee, to any of the Company’s affiliates or to any Person that acquires the Company or any portion of its business or its assets, in which case all references to the Company will refer to such assignee.

19. Choice of Law; Exclusive Venue. The agreement, and all issues and questions concerning the construction, validity, enforcement and interpretation of the agreement, will be governed by, and construed in accordance with, the internal laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of California. The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to the agreement must be brought exclusively in a federal district court located in the Southern District of California or a California State Court in San Diego County (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to the agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue.

20. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s chief-executive office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

21. Withholding. The Company and its Subsidiaries will be entitled to deduct or withhold from any amounts owing to Employee any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Employee’s compensation or other payments from the Company or any of its Subsidiaries or Employee’s ownership interest in the Company or any of its Subsidiaries or its parent (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its Subsidiaries does not make such deductions or withholdings, Employee will indemnify and hold harmless the Company and its Subsidiaries for any amounts paid with respect to any such Taxes.

22. Corporate Opportunities. During the Employment Period, Employee will submit to the Board all business, commercial and investment opportunities or offers presented to Employee or of which Employee becomes aware which relate to the businesses of the Company as such businesses of the Company exist at any time during the Employment Period (“Corporate Opportunities”). During the Employment Period, unless approved by the Board, Employee will not accept or pursue, directly or indirectly, any Corporate Opportunities on Employee’s own behalf.

23. Assistance in Proceedings. During the Employment Period and thereafter, Employee will cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Employee being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Employee’s possession, all at times and on schedules that are reasonably consistent with Employee’s other permitted activities and commitments). In the event the Company requires Employee’s cooperation in accordance with the Section 23, the Company will pay Employee a reasonable per diem as determined by the Board and reimburse Employee for reasonable expenses incurred in connection therewith (including lodging and meals, upon submission of receipts).

24. Waiver of Statutory Limitations Periods. Employee agrees that any claim against the Company relating to the employment relationship between the Company and Employee (including the termination of the employment relationship) must be brought against the Company within 180 days of the event giving rise to the claim, or within the applicable statutory limitations period (whichever period is shorter), or else Employee’s claim is forever barred. Employee waives any other limitations periods.

25. Amendment and Waiver. The provisions of the Agreement may be amended or waived only with the prior written consent of the Company and Employee in a formal instrument, and no course of conduct or course of dealing or failure or delay by any Party hereto in enforcing or exercising any of the provisions of the Agreement will affect the validity, binding effect or enforceability of the Agreement or be deemed to be an implied waiver of any provision of the Agreement.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed the Employment Agreement as of the date first written above.

SUNEVA MEDICAL, INC.

By:
Printed Name:
Title:

Pamela Misajon